STARTEK

Aegis Customer Support Services Pvt. Ltd.
Equinox Business Park, Tower 1
Off Bandra Kurla Complex, LBS Marg,
Kurla (West), Mumbai 400 070, India
T +91 22 6733 5200
www.startek.com

January 21, 2021

Mr. Vikash Sureka
Bangalore

Appointment Letter

Dear Vikash,

It gives us immense pleasure in offering you an appointment in our organization with effect from your date of joining (which shall not be later than February 2, 2021) on the following terms and conditions:

1. **Position Details:** You are designated in **Band 1** and will be based at **Bangalore.** Upon the resignation of Ramesh Kamath, you will be designated as **Global Chief Financial Officer** of the company.

2. **Compensation & Benefits:**

A. **Fixed Compensation:** Your fixed compensation shall be as follows:

Compensation Component	Amount (INR Per Month)	Amount (INR Per Annum)
Basic Salary	9,79,167	1,17,50,000
House Rent Allowance (HRA)	8,53,333	1,02,40,000
LTA	8,333	1,00,000
Provident Fund (Employer Contribution)	1,17,500	14,10,000
Cost to Company (CTC)	**19,58,333**	**2,35,00,000**

B. **Bonus/ Variable Compensation:** You are eligible to participate in the Executive Incentive Bonus (EIB) Plan at 28% of overall Fixed Compensation. The Bonus pay-out shall be governed as per the terms, conditions and limitations, set forth in the 'Executive Incentive (EIB) Plan of the company as formulated every year and approved by the management.

The Company reserves the right to change the structure from time to time. You will be entitled to benefits such as Leave and Gratuity in accordance with the laws of land. Group Personal Accident Scheme and Hospital Expense Reimbursement Scheme will be applicable to you as per company policy. Your remuneration is purely a matter between yourself and the Company and has been arrived on the basis of your job, skills specific background and professional merit. You will be expected to maintain this information and any changes made therein from time to time as personal and confidential. All forms of compensation referred to in this letter are subject to TDS as per law.

3. **Transferability:** Your services are liable to be transferred to any other Departments / Divisions / Office / Subsidiary of the company, anywhere in India or abroad. Notwithstanding your appointment in this company, your services may be assigned by the Company at its sole discretion to any other associate company. You will be expected to attend the office during the working hours/shifts as may be decided by the Company. The working hours/shift could change periodically, or you may be required to work from home in accordance with "Remote Work Policy" depending on the job requirements.

4. **Confidentiality, Non-Disclosure etc.:** You are required to maintain the highest order of discipline and secrecy as regards the work of the Company and/or its subsidiaries or Associate Companies and in case of any breach of discipline/trust, your services may be terminated by the Company with immediate effect. All inventions, improvements, discoveries made by you either alone or with any other persons will become the sole property of the Company. You will ensure that patent protections are obtained for such inventions/improvements and discoveries in India or elsewhere and hand over the same to the Company. You shall not, while in the employment of the company be engaged in any other employment, business whatsoever or hold any office of profit or accept any other emoluments without prior consent of the company in writing. The Employee covenants and agrees that upon the termination of this Agreement for any reason whatsoever, and until the expiry of a period of two years from the date of termination of this Agreement he/she will not except with the prior written consent of the Company, directly or indirectly:

a. campaign, solicit or endeavor to entice any Client(s) or Customer(s) of the company, or any person(s) who at anytime during the employment were or are Clients or Customers of the company, or were in regular dealing with the company.
b. solicit/coerce or persuade any employee of the company to quit or leave the employment of the company in any manner.
c. counsel or otherwise assist any person to do any of the acts referred to in paragraphs (a) and (b) of this clause or any other similar acts.

5. **Termination of Services:** The notice period for termination of employment, by either party, would be three calendar months or basic salary in lieu of notice. However, it will be the discretion of the Company whether to accept the salary in lieu of notice period or direct you to serve the complete notice period. The Company may at its sole discretion disengage your services by giving three months basic salary in lieu of notice. The Company may further at its sole discretion in the event of **"Force Majeure event"** which may include but shall not be limited to acts of God, work stoppages, labor unrest, Biological or Chemical Contamination, Nuclear Risks disaster strikes, wars, acts of terrorism, fires, floods, typhoons, earthquakes, epidemics, pandemics, quarantine, political unrest, government imposed restrictions or orders and similar events etc., terminate your services without any notice or without being liable to pay any compensation/ severance pay. In the event of an "Event of Breach" and "Misconduct", which shall include fraud, gross negligence, refusal to discharge duties attributed to you by the Company, insubordination, any act involving moral turpitude, indiscipline, loss of confidence, violation of company policy or breach of the above terms and conditions or any act or omission which may affect the Company or you adversely, the Company shall have the right to forthwith terminate your association with it without being liable to pay any amounts in respect thereof. In case any information furnished by you either in your application for employment or during the selection process is found to be incorrect / false or suppressed, the Company reserves the right to terminate your services anytime without notice or compensation in lieu of notice. If you remain absent from work without authorization or reasonable explanation, for more than eight consecutive days, it will be presumed that you are no longer interested in working for the Company and have abandoned its services.

6. **Retirement:** Retirement from the services of the Company will be on the last day of the month of completion of the age of 62 years. You may be retired earlier if found medically unfit.

7. **General:**
a. Any terms of employment or revisions including change in benefits, position, perquisites, compensation and entitlements will only be valid and effective by way of a written communication from the appointing authority of the Company. Verbal communication will not have any binding effect on the company and the employee is advised not to act on such verbal communication(s)
b. Email communications with respect to employment, though in writing will have binding effect only if they are followed by a formal employment contract, appointment letter or increment letter or a change letter duly signed by the appointing authority of the Company.
c. Any stock based compensation like ESOPs, equity options, warrants, phantom options, etc. will be valid and binding on the Company only if it is as per the plan implemented and approved by Board and Shareholders and communicated to you in writing by the appointing authority.
d. This agreement supersedes all prior agreements and understandings, oral or written, if any, between you and the company or any of its officials/representatives. No modification or amendment of any of the terms, conditions, or provisions herein shall be made otherwise than by written agreement signed by the parties hereto.
e. All other standard rules and policies of the Company existing as of now and as may be amended from time to time, will be applicable to you.

Kindly sign the copy of this letter in token of your acceptance. We welcome you to our organization and look forward to a mutually rewarding association.

Yours faithfully,

For **Aegis Customer Support Services Private Limited**

S.M. Gupta
Global Chief People Officer